Calculation of Filing Fee Tables

425(b)(5)

(Form Type)

Axsome Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(r)	3,450,000	$75.00	$258,750,000	$0.0001102	$28,514.25

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$258,750,000		$28,514.25

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$28,514.25
(1)
Includes 450,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.
(1)
Calculated in accordance with 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant initially deferred payment of all of the registration fees for Registration Statement on Form S-3ASR No. 333-268664 filed by the registrant on December 2, 2022.